Exhibit 23.1

CONSENT OF TUUN CONSULTING INC.

We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Silver Bull Resources, Inc. (the "Company"), which are set forth in the Company's Current Report on Form 8-K dated on or about the date hereof and in the Company's Quarterly Report for the quarter ended April 30, 2015, in the Company's Registration Statements on Form S-3, as amended (File Nos. 333-172789, 333-172868, 333-174816, 333-180143 and 333-203393), and Form S-8 (File Nos. 333-140588, 333-171723 and 333-180142), or in any prospectuses or amendments or supplements thereto.  We also consent to the reference to us under the heading "Experts" in such Registration Statements and any related amendments or prospectuses.

TUUN CONSULTING INC.

Date: June 17, 2015	By:	/s/ Allan Reeves
Name: Allan Reeves, P.Geo., PMP
Title: President